Exhibit 3.26

State of Delaware Secretary of State Division of Corporations Delivered 08:15 AM 12/14/2011 FILED 08:30 AM 12/14/2011 SRV 111289310 - 2739803 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

IPOWER, INC.

(an Arizona corporation)

WITH AND INTO

THE ENDURANCE INTERNATIONAL GROUP, INC.

(a Delaware corporation)

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In accordance with the provisions of §253 of the

General Corporation Law of the

State of Delaware

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The undersigned, on behalf of The Endurance International Group, Inc., a corporation incorporated on the 15th day of April, 1997, duly organized and existing under the virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge IPOWER, Inc., an Arizona corporation, incorporated on the 5th day of December, 2005 (the “Subsidiary”) with and into the Corporation pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That the Corporation owns 100% of the capital stock of the Subsidiary, pursuant to the provisions of the General Corporation Law of the State of Delaware, and

SECOND: That the Board of Directors of the Corporation duly adopted resolutions on the 13th day of December, 2011, as set forth below approving the merger of the Subsidiary with and into the Corporation (the “Merger”):

WHEREAS, the Corporation lawfully owns 100% of the outstanding stock of IPOWER, Inc., a corporation organized and existing under the laws of State of Arizona (the “Subsidiary”),

WHEREAS, the sole stockholder of the Corporation (the “Corporation’s Parent”) has approved the Merger, as defined below, and

WHEREAS, the Corporation desires to merge the Subsidiary with and into the Corporation.

RESOLVED, that the Corporation desires the Subsidiary to merge with and into the Corporation, and to be possessed of all the estate, property, rights, privileges and franchises of the Subsidiary (the “Merger”).

FURTHER RESOLVED, the Board of Directors hereby approves the Agreement and Plan of Merger between the Corporation and the Subsidiary (the “Plan of Merger”), including, without limitation, the cancellation of the Subsidiary’s stock owned by the Corporation.

FURTHER RESOLVED, that any of the President, any Vice President, the Secretary, the Treasurer or any such other officer as maybe designated by the Board of Directors (collectively referred to herein as the “Authorized Officers”) be, and each hereby is, directed to make and execute a Certificate of Ownership and Merger to be filed with the office of the Secretary of State of Delaware and the office of the Secretary of State of Arizona with such change therein or modification thereto as such Authorized Officers shall in their sole discretion deem necessary, proper or advisable.

FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and they hereby are, authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect the Merger.

THIRD: That anything herein or elsewhere to the contrary notwithstanding, the Merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the time that this merger filed with the Secretary of State becomes effective.

FOURTH: The sole stockholder of the Corporation has approved the Merger on December 13, 2011.

FIFTH: that the certificate of incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation.

SIXTH: The Merger shall have a future effective date and shall be deemed effective December 31, 2011.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by an authorized officer this 13th day of December, 2011.

THE ENDURANCE INTERNATIONAL GROUP, INC.

By:	/s/ Hari Ravichandran
Name:	Hari Ravichandran
Title:	President and Chief Executive Officer